Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,200,000	$139.44

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

Pricing Supplement

June 23, 2015

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015,

and Equity Index Underlying Supplement dated March 5, 2015)

Structured Investments	HSBC USA Inc. $1,200,000 Leveraged Dual Directional Contingent Buffered Enhanced Notes (CBEN) Linked to the EURO STOXX 50® Index due June 26, 2020 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing June 26, 2020.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	Any payments on the Notes are subject to the Issuer’s credit risk.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The EURO STOXX 50® Index (“SX5E”)
Principal Amount:	$1,000 per Note
Trade Date:	June 23, 2015
Pricing Date:	June 23, 2015
Original Issue Date:	June 26, 2015
Final Valuation Date:	June 23, 2020, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	June 26, 2020. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Maximum Return:	46.25%. In no event will the return on your Notes exceed the Maximum Return of 46.25%. This means the Payment at Maturity for each $1,000 Principal Amount will not exceed $1,462.50.
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount will equal
$1,000 + ($1,000 × Reference Return)
If a Knock-Out Event has occurred, you will receive a payment that is less than the Principal Amount, and you will lose some or all of your investment. This means that if the Reference Return is -100%, you will lose your entire investment.
If a Knock-Out Event has not occurred and the Reference Return is less than the Initial Price, you will receive a cash payment that exceeds the Principal Amount and that will reflect the absolute performance of the Reference Asset. Your Payment at Maturity per $1,000 Principal Amount will equal:
$1,000 + [$1,000 × (-1 × Reference Return)]
If the Reference Return is greater than or equal to the Initial Price, you will receive a cash payment that will reflect the performance of the Reference Asset and the Upside Participation Rate, subject to the Maximum Return. Your Payment at Maturity per $1,000 Principal Amount will equal:
$1,000 + [$1,000 × the lesser of (i) (Reference Return × Upside Participation Rate) and (ii) the Maximum Return]
For additional clarification, please see “What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?” herein.
Knock-Out Event:	A Knock-Out Event occurs if the Final Level (as defined below) is less than the Initial Level by a percentage that is greater than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	37.00%
Upside Participation Rate:	125.00%
Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	3,625.97, which was the Official Closing Level of the Reference Asset as determined by the Calculation Agent on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset as determined by the Calculation Agent on the Final Valuation Date.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service page “SX5E <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Selected Risk Considerations—The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40433B3T3 / US40433B3T32
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale.

The Estimated Initial Value of the Notes on the Pricing Date is $930.00 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$30.00	$970.00
Total	$1,200,000.00	$36,000.00	$1,164,000.00

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

June 23, 2015

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

•	The prospectus supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns at maturity.  These charts should be reviewed together with the other information contained in this pricing supplement as well as in the accompanying Equity Index Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect a hypothetical Initial Level of 3,000.00, the Knock-Out Buffer Amount of 37%, the Maximum Return of 46.25% and the Upside Participation Rate of 125.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If a Knock-Out Event has not occurred, you will receive a positive return equal to (i) the absolute value of the Reference Return if the Reference Return is negative or (ii) the Reference Return multiplied by the Upside Participation Rate of 125.00% if the Reference Return is positive, up to the Maximum Return on the Notes of 46.25%, or a maximum Payment at Maturity of $1,462.50 for every $1,000 Principal Amount. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	THE ABSOLUTE RETURN FEATURE APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If the Index declines over the term of the Notes and a Knock-Out Event has not occurred, you will receive at maturity a positive return equal to the absolute value of the Reference Return. If a Knock-Out Event has occurred, you will lose 1% of your Principal Amount for every 1% that the Final Level is less than the Initial Level. If the Reference Return is -100%, you will lose your entire investment.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset, subject to the Maximum Return, and will depend on whether, and the extent to which, the Reference Return is positive or negative. If the Final Level is less than the Initial Level by a percentage that exceeds the Knock-Out Buffer Amount, a Knock-Out Event will have occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the Principal Amount of the Notes for every 1% decline of the Final Level as compared to the Initial Level. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVEL OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE FINAL VALUATION DATE — The Final Level will be based on the Official Closing Level of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on one the Final Valuation Date to a level such that a Knock-Out Event occurs, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Level, whether a Knock-Out Event has occurred and the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Principal Amount you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 46.25% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return. You will not receive a return on the Notes greater than the Maximum RETURN.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES — An investment in securities linked to the Reference Asset involves risks associated with the Eurozone. The prices of such securities may be affected by political, economic, financial and social factors in the home country of each such company, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. The foreign securities tracked by the Reference Asset may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

•	THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although the equity securities comprising the Reference Asset are traded in Euros, and the Notes are denominated in U.S. dollars, the Reference Asset and the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may reflect changes in the Eurozone economy that in turn may affect the level of the Reference Asset and, therefore, the value of the Notes.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately six months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset and the market value of the Notes.

•	WE ARE NOT AFFILIATED WITH THE PUBLISHERS OF THE REFERENCE ASSET — We are not affiliated with the publishers of the Reference Asset, nor have we made any independent investigation regarding the adequacy or completeness of the information about the publishers of the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset and the publishers of the Reference Asset. We are not responsible for the publishers’ public disclosure of information, whether contained in SEC filings or otherwise. In addition, the publishers of the Reference Asset will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Reference Asset and, therefore, the value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will postpone the Final Valuation Date until the next scheduled trading day on which there is no market disruption. If the market disruption continues for five scheduled trading days, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner. This postponement may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 37%, the Maximum Return of 46.25%, the Upside Participation Rate of 125.00% and assume an Initial Level of 3,000. The actual Initial Level is set forth on the cover page of this pricing supplement. The hypothetical total returns set forth below are for illustrative purposes only, and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return*
6,000.00	100.00%	46.25%
5,400.00	80.00%	46.25%
5,100.00	70.00%	46.25%
4,500.00	50.00%	46.25%
4,200.00	40.00%	46.25%
4,110.00	37.00%	46.25%
3,900.00	30.00%	37.50%
3,600.00	20.00%	25.00%
3,300.00	10.00%	12.50%
3,150.00	5.00%	6.25%
3,120.00	4.00%	5.00%
3,090.00	3.00%	3.75%
3,030.00	1.00%	1.25%
3,000.00	0.00%	0.00%
2,850.00	-5.00%	5.00%
2,700.00	-10.00%	10.00%
2,550.00	-15.00%	15.00%
2,400.00	-20.00%	20.00%
2,100.00	-30.00%	30.00%
1,890.00	-37.00%	37.00%
1,800.00	-40.00%	-40.00%
1,500.00	-50.00%	-50.00%
1,200.00	-60.00%	-60.00%
600.00	-80.00%	-80.00%
0.00	-100.00%	-100.00%

* The table above assumes an Initial Level of 3.000.00; the actual Initial Level is set forth on the cover page of this pricing supplement.
* If a Knock-Out Event occurs, you will lose 1% of your principal for each 1% that the Final Level is less than the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset increases from the hypothetical Initial Level of 3,000.00 to a hypothetical Final Level of 4,200.00. Because the Reference Return of 40.00% multiplied by the Upside Participation Rate is greater than the Maximum Return of 46.25% the investor receives a Payment at Maturity of $1,462.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 46.25%) = $1,462.50

Example 2: The level of the Reference Asset increases from the hypothetical Initial Level of 3,000.00 to a hypothetical Final Level of 3,300.00. Because the Reference Return of 10.00% multiplied by the Upside Participation Rate is less than the Maximum Return of 46.25%, the investor receives a Payment at Maturity of $1,125.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 10.00% × 125%) = $1,125.00

Example 3: A Knock-Out Event does not occur, and the level of the Reference Asset decreases from the hypothetical Initial Level of 3,000.00 to a hypothetical Final Level of 2,700.00. Because a Knock-Out Event has not occurred, the investor benefits from the absolute return feature and receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (-1 × -10.00%)] = $1,100.00

Example 4: A Knock-Out Event has occurred, and the level of the Reference Asset decreases from the hypothetical Initial Level of 3,000.00 to a hypothetical Final Level of 1,800.00. Because a Knock-Out Event has occurred, the investor is exposed to the negative performance of the Reference Asset. The investor will receive a Payment at Maturity of $600.00 per $1,000.00 Principal Amount, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Information Relating to the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy any of the securities comprising the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this pricing supplement. You should make your own investigation into the Reference Asset.

The EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing levels from January 1, 2008 through June 23, 2015. The closing level for the Reference Asset on June 23, 2015 was 3,625.97. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the SX5E

U.S. Tax Consequences

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were treated as a PFIC or a USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you, if any, if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $30.00 per $1,000 Principal Amount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

-9-